Seventh Amendment

to the

Compliance Consulting Agreement

Between

Capitol Series trust

and

Ultimus Fund Solutions, LLC

This seventh amendment (the “Amendment”) dated as of December 12, 2019, to the Compliance Consulting Agreement (“Agreement”) dated December 21, 2016, as amended, is made by and between Capitol Series Trust and Ultimus Fund Solutions, LLC (collectively, the “Parties”).

The Parties desire to amend the Agreement according to the terms and conditions set forth in this Amendment.

In consideration of the Parties agreement to amend their obligations in the existing Agreement, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to keep, perform and fulfill the promises, conditions, and agreements described below:

1.	Schedule A is hereby amended as follows:

AMENDED SCHEDULE A

to the

Compliance Consulting Agreement

between

Capitol Series Trust

and

Ultimus Fund Solutions, LLC

Dated December 21, 2016

As Amended December 12, 2019

Funds

Hedeker Strategic Appreciation Fund

Fuller & Thaler Behavioral Small-Cap Equity Fund

Fuller & Thaler Behavioral Small-Cap Growth Fund

Fuller & Thaler Behavioral Mid-Cap Value Fund

Fuller & Thaler Behavioral Unconstrained Equity Fund

Fuller & Thaler Behavioral Small-Mid Core Equity Fund

Fuller & Thaler Behavioral Micro-Cap Equity Fund

Reynders, McVeigh Core Equity Fund

Alta Quality Growth Fund

Guardian Fundamental Global Equity Fund

Guardian Dividend Growth Fund

Cornerstone Capital Access Impact Fund

The Parties hereto have executed this Amendment to the Agreement as of December 12, 2019.

CAPITOL SERIES TRUST		ULTIMUS FUND SOLUTIONS, LLC

By:	Matthew J. Miller	By:	David James
Title:	President	Title:	Executive Vice President and Chief Legal and Risk Officer

COMPLIANCE CONSULTING AGREEMENT

Compliance Consulting Services Fee Letter

for

Alta Quality Growth Fund

and

Guardian Fundamental Global Equity Fund

A series of Capitol Series Trust

This Fee Letter applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Capitol Series Trust (the “Trust”), on behalf of the Alta Quality Growth Fund and the Guardian Fundamental Global Equity Fund (the “Funds”), pursuant to the Compliance Consulting Agreement (the “Agreement”), dated December 21, 2016.

1.	Fees
1.1.	For the Services provided under the Agreement, Ultimus shall be entitled to receive an annual fee of $[] from each Fund, plus []% of the average daily net assets of such Fund greater than $[], to be paid on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree.

1.2.	The Fees are computed daily and payable monthly, along with any out-of-pocket expenses. Each Fund agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Trust’s or the Fund’s default or prevent Ultimus from exercising any other rights and remedies available to it.

2.	Out-Of-Pocket Expenses

In addition to the above fees, the Funds will reimburse Ultimus for or pay directly certain out-of-pocket expenses incurred on the Trust’s behalf, including but not limited to, travel expenses to attend Board meetings and any other expenses approved by the Trust.

3.	Term

3.2.	Initial Term. This Fee Letter shall continue in effect, unless earlier terminated by either party as provided under Section 5 of the Agreement, until three years from the initial execution date of this Fee Letter, December 18, 2018 (the “Initial Term”).

3.3.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall renew for successive 1-year periods (each a “Renewal Term”) subject to annual approval of such continuance by the Board, including the approval of a majority of the Trustees of the Trust who are not interested persons of the Trust or of Ultimus by vote cast in person at a meeting called for the purpose of voting on such approval.

4.	Amendment

The parties may only amend this Fee Letter by written amendment signed by both parties.

Compliance Consulting Services Fee Letter dated December 12, 2019.

	Capitol Series Trust On behalf of the Alta Quality Growth Fund and the Guardian Fundamental Global Equity Fund		Ultimus Fund Solutions, LLC
By:		By:
Name:	Matthew J. Miller	Name:	David James
Title:	President	Title:	Executive Vice President and Chief Legal and Risk Officer

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